Exhibit 5.1 to Form S-1
Registration Statement
Hanover Gold Company, Inc.


                      RANDALL & DANSKIN, P.S.
                  1500 Seafirst Financial Center
                    601 West Riverside Avenue
                  Spokane, Washington 99201-0653

June 12, 1997


Hanover Gold Company, Inc.
1000 Northwest Boulevard, Suite 100
Coeur d'Alene, Idaho 83814

Gentlemen:

We have acted as counsel for Hanover Gold Company, Inc. (the "Company"), a Delaware corporation, in connection with the preparation of a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Registration Statement") for the registration of: 6,356,248 previously issued shares of the Company's common stock, par value $.0001 per share (the "Common Stock") and 205,000 shares of Common Stock to be issued upon the exercise of previously granted options, all of which are to be offered and sold by the selling shareholders identified in the Joint Proxy Statement/Prospectus comprising Part I of the Registration Statement; 7,000,000 shares of Common Stock to be issued to the shareholders of Easton-Pacific and Riverside Mining Company, a Montana corporation, in exchange for their shares of capital stock and as part of the merger of Easton-Pacific with and into the Company pursuant to the terms of a reorganization agreement dated as of April 30, 1997 by and between the Company and Easton-Pacific; and 2,000,000 newly issuable shares of Common Stock to be offered and sold by the Company through certain of its directors and executive officers.

As counsel to the Company, we are familiar with the corporate proceedings taken by the Company to authorize the filing of the Registration Statement. We have examined originals or copies otherwise certified or identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for this opinion. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we deem appropriate, upon the representations and warranties of the Company, and upon certificates or representations of corporate officers of the Company. We have also considered those questions of law we deem relevant.

In rendering this opinion, we call to your attention the fact that we are admitted to practice in the State of Washington and do not purport to be experts in the laws of any jurisdiction other than the laws of such state and the federal laws of the United States. Although we are not admitted to practice in the State of Delaware, we are generally familiar with the corporate laws of such state and have relied upon standard compilations of such laws in expressing this opinion.

Based upon the foregoing it is our opinion that all of the shares of Common Stock registered pursuant to the Registration Statement, when issued, are and will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm in the section of the Registration Statement entitled "Legal Matters".

Very truly yours,

RANDALL & DANSKIN, P.S.

/s/ Douglas Siddoway
-------------------------------------